Exhibit 99.3

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

American Homes 4 Rent, L.P. and Subsidiaries
As of June 30, 2017, and December 31, 2016, and for the
Six Months Ended June 30, 2017 and 2016

American Homes 4 Rent, L.P. and Subsidiaries

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit data)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Single-family properties:
Land	$1,553,214	$1,512,183
Buildings and improvements	6,815,409	6,614,953
Single-family properties held for sale, net	65,237	87,430
	8,433,860	8,214,566
Less: accumulated depreciation	(800,076)	(666,710)
Single-family properties, net	7,633,784	7,547,856
Cash and cash equivalents	67,325	118,799
Restricted cash	128,524	131,442
Rent and other receivables, net	19,262	17,618
Escrow deposits, prepaid expenses and other assets	137,352	128,403
Amounts due from affiliates	25,810	30,857
Deferred costs and other intangibles, net	13,971	11,956
Goodwill	120,279	120,279
Total assets	$8,146,307	$8,107,210

Liabilities
Revolving credit facility	$92,000	$—
Term loan facility, net	197,648	321,735
Asset-backed securitizations, net	1,985,847	2,442,863
Exchangeable senior notes, net	109,862	108,148
Secured note payable	49,346	49,828
Accounts payable and accrued expenses	222,990	177,206
Participating preferred units derivative liability	76,860	69,810
Total liabilities	2,734,553	3,169,590

Commitments and contingencies

Capital
Partners' capital:
General partner:
Common units (259,125,568 and 243,375,557 units issued and outstanding at June 30, 2017, and December 31, 2016, respectively)	3,688,417	3,357,992
Preferred units (43,210,000 and 37,010,000 units issued and outstanding at June 30, 2017, and December 31, 2016, respectively)	984,640	834,849
Limited partner:
Common units (55,548,778 and 55,555,960 units issued and outstanding at June 30, 2017, and December 31, 2016, respectively)	740,148	746,174
Accumulated other comprehensive income	—	95
Total partners' capital	5,413,205	4,939,110

Noncontrolling interest	(1,451)	(1,490)
Total capital	5,411,754	4,937,620

Total liabilities and capital	$8,146,307	$8,107,210

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except unit and per unit data)
(Unaudited)

	For the Six Months Ended June 30,
	2017	2016
Revenues:
Rents from single-family properties	$405,755	$361,486
Fees from single-family properties	5,294	4,921
Tenant charge-backs	55,755	41,269
Other	3,958	7,597
Total revenues	470,762	415,273

Expenses:
Property operating expenses	169,259	146,499
Property management expenses	34,920	34,842
General and administrative expense	18,221	16,501
Interest expense	60,281	66,458
Acquisition fees and costs expensed	2,508	9,142
Depreciation and amortization	146,669	149,121
Other	2,917	3,340
Total expenses	434,775	425,903

Gain on sale of single-family properties and other, net	4,480	892
Loss on early extinguishment of debt	(6,555)	—
Gain on conversion of Series E units	—	11,463
Remeasurement of participating preferred units	(7,050)	(450)

Net income	26,862	1,275

Noncontrolling interest	39	(220)
Preferred distributions	28,869	12,981
Income allocated to Series C and D limited partners	—	5,563

Net loss attributable to common unitholders	$(2,046)	$(17,049)

Weighted-average common units outstanding–basic and diluted	307,239,255	265,314,671

Net loss attributable to common unitholders per unit–basic and diluted	$(0.01)	$(0.06)

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2017	2016
Net income	$26,862	$1,275
Other comprehensive (loss) income:
Unrealized gain on interest rate cap agreement:
Reclassification adjustment for amortization of interest expense included in net income	(28)	102
Unrealized gain on investment in equity securities:
Reclassification adjustment for realized gain included in net income	(67)	—
Other comprehensive (loss) income	(95)	102
Comprehensive income	26,767	1,377
Comprehensive income (loss) attributable to noncontrolling interests	39	(220)
Preferred distributions	28,869	12,981
Income allocated to Series C and D limited partners	—	5,563
Comprehensive loss attributable to common unitholders	$(2,141)	$(16,947)

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidated Statement of Capital
(Amounts in thousands, except unit data)
(Unaudited)

	General Partner			Limited Partners		Accumulated other comprehensive income	Total partners' capital	Noncontrolling interest	Total capital
	Common capital		Preferred capital amount	Common capital
	Units	Amount		Units	Amount

Balances at December 31, 2016	243,375,557	$3,357,992	$834,849	55,555,960	$746,174	$95	$4,939,110	$(1,490)	$4,937,620

Share-based compensation	—	2,059	—	—	—	—	2,059	—	2,059

Common units issued under share-based compensation plans, net of units withheld for employee taxes	55,424	93	—	—	—	—	93	—	93

Issuance of Class A common units, net of offering costs $704	15,694,587	355,189	—	—	—	—	355,189	—	355,189

Issuance of perpetual preferred units, net of offering costs of $5,209	—	—	149,791	—	—	—	149,791	—	149,791

Redemptions of Class A units	—	(68)	—	(7,182)	(101)	—	(169)	—	(169)

Distributions to capital holders:
Preferred units	—	—	(28,869)	—	—	—	(28,869)	—	(28,869)
Noncontrolling interests	—	—	—	—	—	—	—	—	—
Common units	—	(25,172)	—	—	(5,555)	—	(30,727)	—	(30,727)

Net income	—	(1,676)	28,869	—	(370)	—	26,823	39	26,862

Total other comprehensive loss	—	—	—	—	—	(95)	(95)	—	(95)

Balances at June 30, 2017	259,125,568	$3,688,417	$984,640	55,548,778	$740,148	$—	$5,413,205	$(1,451)	$5,411,754

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2017	2016
Operating activities
Net income	$26,862	$1,275
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146,669	149,121
Noncash amortization of deferred financing costs	4,410	5,279
Noncash amortization of discount on exchangeable senior notes	1,714	1,106
Noncash amortization of discount on ARP 2014-SFR1 securitization	—	1,119
Noncash share-based compensation	2,059	1,853
Provision for bad debt	2,843	2,483
Loss on early extinguishment of debt	6,555	—
Gain on conversion of Series E units to Series D units	—	(11,463)
Remeasurement of participating preferred units	7,050	450
Equity in net (earnings) loss of unconsolidated ventures	(1,623)	261
Net gain on sale of single-family properties and other	(4,480)	(892)
Loss on impairment of single-family properties	2,487	900
Net gain on resolutions of mortgage loans	(16)	(1,656)
Other changes in operating assets and liabilities:
Rent and other receivables	(4,497)	(6,977)
Prepaid expenses and other assets	(7,440)	3,807
Deferred leasing costs	(3,401)	(4,080)
Accounts payable and accrued expenses	40,967	24,441
Amounts payable to affiliates	5,047	(5,250)
Net cash provided by operating activities	225,206	161,777

Investing activities
Cash paid for single-family properties	(226,937)	(61,966)
Change in escrow deposits for purchase of single-family properties	(1,708)	(330)
Cash acquired in noncash business combinations	—	25,020
Payoff of credit facility in connection with ARPI merger	—	(350,000)
Net proceeds received from sales of single-family properties and other	54,232	15,493
Net proceeds received from sales of non-performing loans	—	16,405
Purchase of commercial office buildings	—	(20,056)
Collections from mortgage financing receivables	78	—
Distributions from unconsolidated joint ventures	2,144	5,770
Renovations to single-family properties	(18,351)	(17,529)
Other capital expenditures for single-family properties	(15,038)	(12,675)
Other purchases of productive assets	(16,936)	—
Net cash used for investing activities	(222,516)	(399,868)

Financing activities
Proceeds from issuance of Class A common units	355,589	2
Payments of Class A common unit issuance costs	(350)	—
Proceeds from issuance of perpetual preferred units	155,000	498,750
Payments of perpetual preferred unit issuance costs	(5,209)	(16,024)
Proceeds from exercise of stock options	1,858	1,682
Repurchase of Class A common units	—	(96,098)
Redemptions of Class A units	(169)	(291)
Payments on asset-backed securitizations	(466,793)	(12,762)
Proceeds from revolving credit facility	62,000	626,000
Payments on revolving credit facility	(20,000)	(484,000)
Proceeds from term loan facility	25,000	—
Payments on term loan facility	(100,000)	—
Payments on secured note payable	(482)	(457)
Distributions to noncontrolling interests	—	(201)
Distributions to common unitholders	(30,727)	(29,192)
Distributions to preferred unitholders	(28,869)	(12,981)
Distributions to Series D convertible unitholders	—	(550)
Deferred financing costs paid	(3,930)	(390)
Net cash (used for) provided by financing activities	(57,082)	473,488

Net (decrease) increase in cash, cash equivalents and restricted cash	(54,392)	235,397
Cash, cash equivalents and restricted cash, beginning of period	250,241	168,968
Cash, cash equivalents and restricted cash, end of period (see Note 3)	$195,849	$404,365

American Homes 4 Rent, L.P. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Amounts in thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2017	2016
Supplemental cash flow information
Cash payments for interest, net of amounts capitalized	$(54,157)	$(58,956)

Supplemental schedule of noncash investing and financing activities
Accounts payable and accrued expenses related to property acquisitions and renovations	$3,922	$(1,345)
Transfer of term loan borrowings to revolving credit facility	$50,000	$—
Transfer of deferred financing costs from term loan to revolving credit facility	$1,354	$—
Note receivable related to a bulk sale of properties, net of discount	$5,559	$—

Merger with ARPI
Single-family properties	$—	$1,277,253
Restricted cash	$—	$9,521
Rent and other receivables, net	$—	$843
Escrow deposits, prepaid expenses and other assets	$—	$35,134
Deferred costs and other intangibles, net	$—	$22,696
Asset-backed securitization	$—	$(329,703)
Exchangeable senior notes, net	$—	$(112,298)
Accounts payable and accrued expenses	$—	$(38,485)
Class A common units issued	$—	$(530,460)

The accompanying notes are an integral part of these condensed consolidated financial statements.

American Homes 4 Rent, L.P. and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Organization and Operations

American Homes 4 Rent, L.P., a Delaware limited partnership, and its consolidated subsidiaries (the "Operating Partnership," the "OP," "we," "our" and "us") was formed for the purpose of acquiring, renovating, leasing and operating single-family homes as rental properties. As of June 30, 2017, the Operating Partnership held 48,982 single-family properties in 22 states, including 582 properties held for sale, compared to 48,422 single-family properties in 22 states, including 1,119 properties held for sale, as of December 31, 2016. The sole general partner of the Operating Partnership is American Homes 4 Rent ("AH4R," or the "General Partner"), a Maryland real estate investment trust ("REIT") formed on October 19, 2012. The Operating Partnership is the entity through which AH4R conducts substantially all of its business and owns, directly or through subsidiaries, substantially all of its assets. References to “the Company” mean collectively AH4R, the Operating Partnership and those entities/subsidiaries owned or controlled by AH4R and/or the Operating Partnership.

As of June 30, 2017, the General Partner owned an approximate 82.3% common partnership interest in the Operating Partnership and the remaining 17.7% common partnership interest was owned by limited partners. As the sole general partner of the Operating Partnership, AH4R has exclusive control of the Operating Partnership’s day-to-day management. The Company’s management operates AH4R and the Operating Partnership as one business, and the management of AH4R consists of the same members as the management of the Operating Partnership. AH4R’s primary function is acting as the general partner of the Operating Partnership. The only material asset of AH4R is its partnership interest in the Operating Partnership. As a result, AH4R generally does not conduct business itself, other than acting as the sole general partner of the Operating Partnership, issuing equity from time to time and guaranteeing certain debt of the Operating Partnership. AH4R itself is not directly obligated under any indebtedness, but guarantees some of the debt of the Operating Partnership. The Operating Partnership owns substantially all of the assets of the Company, including the Company’s ownership interests in its joint ventures, either directly or through its subsidiaries, conducts the operations of the Company’s business and is structured as a limited partnership with no publicly traded equity. One difference between AH4R and the Operating Partnership is $25.7 million of asset-backed securitization certificates issued by the Operating Partnership and purchased by AH4R. The asset-backed securitization certificates are recorded as an asset-backed securitization certificates receivable by AH4R and an amount due from affiliates by the Operating Partnership. AH4R contributes all net proceeds from its various equity offerings to the Operating Partnership. In return for those contributions, AH4R receives Operating Partnership units (“OP units”) equal to the number of shares it has issued in the equity offering. Based on the terms of the Operating Partnership agreement, OP units can be exchanged for shares on a one-for-one basis. Except for net proceeds from equity issuances by AH4R, the Operating Partnership generates the capital required by the Company’s business through the Operating Partnership’s operations, by the Operating Partnership’s incurrence of indebtedness or through the issuance of units of partnership interest.

From the Operating Partnership's formation through June 10, 2013, it was externally managed and advised by American Homes 4 Rent Advisor, LLC (the "Advisor") and the leasing, managing and advertising of our properties were overseen and directed by American Homes 4 Rent Management Holdings, LLC (the "Property Manager"), both of which were subsidiaries of American Homes 4 Rent LLC ("AH LLC"). On June 10, 2013, the Operating Partnership acquired the Advisor and the Property Manager from AH LLC in exchange for 4,375,000 Series D convertible units and 4,375,000 Series E convertible units from the Operating Partnership, therefore internalizing the Operating Partnership's management including all administrative, financial, property management, marketing and leasing personnel, including executive management. The Operating Partnership consolidates the Advisor and the Property Manager and the results of these operations are reflected in the condensed consolidated financial statements. Effective August 31, 2016, AH LLC was liquidated and its ownership interests in the Operating Partnership were distributed to its members.

Note 2. Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of the Operating Partnership and its consolidated subsidiaries. Intercompany accounts and transactions have been eliminated. The Operating Partnership consolidates real estate partnerships and other entities that are not variable interest entities ("VIEs") when it owns, directly or indirectly, a majority interest in the entity or is otherwise able to control the entity. The Operating Partnership consolidates VIEs in accordance with Accounting Standards Codification ("ASC") 810, Consolidation, if it is the primary beneficiary of the VIE as determined by its power to direct the VIE's activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. Entities for which the Operating Partnership owns an interest, but does not consolidate, are accounted for under the equity method of accounting as an investment in unconsolidated subsidiary and are included in escrow deposits, prepaid expenses and other assets within the condensed consolidated balance sheets. Ownership interests in certain consolidated subsidiaries of the Operating Partnership held by outside parties are included in noncontrolling interest in the condensed consolidated financial statements.

The condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and in conjunction with the rules and regulations of the Securities and Exchange Commission ("SEC"). Any references in this report to the number of properties is outside the scope of our independent registered public accounting firm’s review of our financial statements, in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB"). In the opinion of management, all adjustments of a normal and recurring nature necessary for a fair presentation of the condensed consolidated financial statements for the interim periods have been made. The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Effective December 31, 2016, in accordance with our adoption of Accounting Standards Update ("ASU") No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, the Operating Partnership includes restricted cash together with cash and cash equivalents when reconciling the beginning and ending balances shown in the statements of cash flows, which has the effect of excluding the presentation of transfers between restricted and unrestricted cash amounts in the statements of cash flows. Prior to the adoption, the beginning and ending balances presented in the statements of cash flows included only cash and cash equivalents, and transfers between restricted and unrestricted cash amounts were presented within operating and investing activities based on the nature of the amounts.

There have been no other changes to our significant accounting policies that have had a material impact on our condensed consolidated financial statements and related notes, compared to those policies disclosed in Exhibit 99.1 of this Current Report on Form 8-K. Therefore, notes to the condensed consolidated financial statements that would substantially duplicate the disclosures contained in Exhibit 99.1 of this Current Report on Form 8-K have been omitted.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, to simplify the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which had involved determining the fair value of individual assets and liabilities of a reporting unit to measure goodwill. Instead, goodwill impairment will be determined as the excess of a reporting unit’s carrying value over its fair value, not to exceed the carrying amount of goodwill. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2019, and for interim periods within those annual periods. Early adoption is permitted for any goodwill impairment tests performed after January 1, 2017. The Operating Partnership is currently assessing the impact of the guidance on our financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which changed the definition of a business and will now require management to determine whether substantially all of the fair value of gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. When this is the case, the transferred assets and activities is not a business. This determination is important as the accounting treatment for business combinations and asset acquisitions differs since transactions costs are expensed in a business combination and capitalized in an asset acquisition. The guidance will be effective for public companies for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods, with early adoption permitted. The guidance will be applied prospectively to any transactions occurring within the period of adoption. The Operating Partnership adopted this guidance as of January 1, 2017, on a prospective basis, which results in our leased properties no longer meeting the definition of a business. Therefore, dispositions of leased properties will no longer result in a reduction to goodwill. The adoption of this guidance did not have a material impact on our financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which is intended to reduce the existing diversity in practice by addressing eight specific cash flow issues related to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods with early adoption permitted. If early adopted, an entity must adopt all of the amendments in the same period. The Operating Partnership is currently assessing the impact of the adoption of this guidance and does not anticipate that the adoption of this guidance will have a material impact on our financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326), to amend the accounting for credit losses for certain financial instruments by requiring companies to recognize an estimate of expected credit losses as an allowance in order to recognize such losses more timely than under previous guidance that had allowed companies to wait until it was probable such losses had been incurred. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2019, and for interim periods within those annual periods. Early adoption is permitted for annual reporting periods beginning after December 15, 2018, and interim periods within those annual periods. The Operating Partnership is currently assessing the impact of the guidance on our financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The guidance became effective for the Operating Partnership for annual reporting periods beginning after December 15, 2016, and for interim periods within those annual periods. The Operating Partnership adopted this guidance effective January 1, 2017, which resulted in our election to recognize forfeitures of share-based compensation as they occur. The adoption of this guidance did not have a material impact on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than one year. Lessor accounting will remain similar to lessor accounting under previous GAAP, while aligning with the FASB's new revenue recognition guidance for non-lease components. The new guidance will also require lessees and lessors to capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. Any other costs incurred, including allocated indirect costs, will no longer be capitalized and instead will be expensed as incurred. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2018, and for interim periods within those annual periods, with early adoption permitted, and requires the use of the modified retrospective transition method. The Operating Partnership is currently assessing the impact of the adoption of this guidance on our financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which amends certain aspects of recognition, measurement, presentation and disclosure of financial instruments, including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. The guidance will be effective for the Operating Partnership for annual reporting periods beginning after December 15, 2017, and for interim periods within those annual periods. The Operating Partnership is currently assessing the impact of the guidance on our financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance on revenue recognition and supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, most industry-specific guidance and some cost guidance included in Subtopic 605-35, “Revenue Recognition-Construction-Type and Production-Type Contracts.” The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current guidance. These judgments include identifying “distinct” performance obligations in multi-element contracts, estimating the amount of variable consideration to include in the transaction price at contract inception, allocating the transaction price to each separate performance obligation, and determining at contract inception whether the performance obligation is satisfied over time or at a point in time. Since lease contracts under ASC 840, Leases, are specifically excluded from ASU No. 2014-09’s scope, most of the Operating Partnership's rental contract revenue will continue to follow current leasing guidance. We have reviewed our other sources of revenue and identified that the non-lease components (tenant chargebacks and recovery revenue) in our single-family home and office leases will continue being accounted for under ASC 840 until the adoption of ASU 2016-02 beginning January 1, 2019.

As part of ASU No. 2014-09, the FASB issued consequential amendments to other sections, eliminating ASC 360-20, Real Estate Sales and adding ASU No. 2017-05 Other Income-Gains and Losses from the Derecognition of Nonfinancial Assets, Subtopic 610-20, Other Income. Real estate sales to noncustomers will follow new guidance from ASC 610-20, while sales to customers will follow the general revenue guidance in ASC 606. While the Operating Partnership's property sales are not part of our ordinary customer activity and will fall under ASC 610-20, there is little economic difference in the accounting for real estate sales to customer versus noncustomer, with exception to presentation of comprehensive income (revenue and expense when sale to customer or gain and loss when sale to noncustomer).

In our initial assessment, the Operating Partnership's current accounting policies for tenant chargebacks, recovery revenue, and real estate property sales are aligned with the new revenue recognition principles prescribed by the new guidance. Although we do not expect the new standards to ultimately change the amount or timing of our revenue recognition, the Operating Partnership will continue to assess the potential effects of ASU No. 2014-09 and ASU No. 2017-05, noting that the underlying principles and processes used to record that revenue are changing under ASC 606 and ASC 610-20. The guidance will be effective for the Operating Partnership in fiscal years (interim and annual reporting periods) that begin after December 15, 2017, with the option to early adopt. At that time, the Operating Partnership may adopt the full retrospective approach or the modified retrospective approach. The Operating Partnership does not anticipate that adoption of this guidance will have a material impact on our financial statements.

Note 3. Cash, Cash Equivalents and Restricted Cash

We consider all demand deposits, cashier's checks, money market accounts and certificates of deposit with a maturity of three months or less to be cash equivalents. We maintain our cash and cash equivalents and escrow deposits at financial institutions. The combined account balances typically exceed the Federal Deposit Insurance Corporation ("FDIC") insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit. We believe that the risk is not significant.

Restricted cash primarily consists of funds held related to resident security deposits and cash reserves in accordance with certain loan agreements. Funds held related to resident security deposits are restricted during the term of the related lease agreement, which is generally one year. Cash reserved in connection with lender requirements is restricted during the term of the related debt instrument.

The following table provides a reconciliation of cash, cash equivalents and restricted cash per the condensed consolidated statements of cash flows to the corresponding financial statement line items in the condensed consolidated balance sheets as of June 30, 2017 and 2016:

	June 30, 2017	June 30, 2016
Balance Sheet:
Cash and cash equivalents	$67,325	$270,369
Restricted cash	128,524	133,996
Statement of Cash Flows:
Cash, cash equivalents and restricted cash	$195,849	$404,365

Note 4. Single-Family Properties

Single-family properties, net, consisted of the following as of June 30, 2017, and December 31, 2016 (dollars in thousands):

	June 30, 2017
	Number of properties	Net book value
Leased single-family properties	46,089	$7,173,352
Single-family properties being renovated	508	97,976
Single-family properties being prepared for re-lease	161	26,510
Vacant single-family properties available for lease	1,642	270,709
Single-family properties held for sale	582	65,237
Total	48,982	$7,633,784

	December 31, 2016
	Number of properties	Net book value
Leased single-family properties	44,798	$7,040,000
Single-family properties being renovated	312	57,200
Single-family properties being prepared for re-lease	91	14,453
Vacant single-family properties available for lease	2,102	348,773
Single-family properties held for sale	1,119	87,430
Total	48,422	$7,547,856

Single-family properties, net as of June 30, 2017, and December 31, 2016, included $30.0 million and $14.3 million, respectively, related to properties for which the recorded grant deed had not been received. For these properties, the trustee or seller has warranted that all legal rights of ownership have been transferred to us on the date of the sale, but there was a delay for the deeds to be recorded.

Depreciation expense related to single-family properties was $137.8 million and $127.0 million for the six months ended June 30, 2017 and 2016, respectively.

During the six months ended June 30, 2017, the Operating Partnership sold 631 homes, which generated total net proceeds of $39.8 million and resulted in a net gain on sale of $1.2 million. Total net proceeds for the six months ended June 30, 2017 included a $7.0 million note receivable, before a $1.5 million discount, that was recorded during the first quarter of 2017. During the six months ended June 30, 2016, the Operating Partnership sold 134 homes, which generated total net proceeds of $15.5 million and resulted in a net gain on sale of $0.9 million.

Note 5. Rent and Other Receivables, Net

Included in rent and other receivables, net is an allowance for doubtful accounts of $7.7 million and $5.7 million as of June 30, 2017, and December 31, 2016, respectively. Also included in rent and other receivables, net, are non-tenant receivables, which totaled $0.8 million and $0.6 million as of June 30, 2017, and December 31, 2016, respectively.

Note 6. Deferred Costs and Other Intangibles, Net

Deferred costs and other intangibles, net, consisted of the following as of June 30, 2017, and December 31, 2016 (in thousands):

	June 30, 2017	December 31, 2016
Deferred leasing costs	$10,871	$7,470
Deferred financing costs	11,044	6,552
Intangible assets:
Value of in-place leases	4,638	4,739
Trademark	3,100	3,100
Database	2,100	2,100
	31,753	23,961
Less: accumulated amortization	(17,782)	(12,005)
Total	$13,971	$11,956

Amortization expense related to deferred leasing costs, the value of in-place leases, trademark and database was $5.1 million and $19.8 million for the six months ended June 30, 2017 and 2016, respectively, which has been included in depreciation and amortization within the condensed consolidated statements of operations. Deferred financing costs that relate to our revolving credit facility are included in deferred costs and other intangibles, net within the condensed consolidated balance sheets. Amortization of deferred financing costs that relate to our revolving credit facility was $0.8 million and $1.3 million for the six months ended June 30, 2017 and 2016, respectively, which has been included in gross interest, prior to interest capitalization (see Note 7).

The following table sets forth the estimated annual amortization expense related to deferred costs and other intangibles, net as of June 30, 2017, for future periods (in thousands):

Year	Deferred Leasing Costs	Deferred Financing Costs	Value of In-place Leases	Trademark	Database
Remaining 2017	$2,162	$969	$83	$330	$150
2018	784	1,923	21	92	300
2019	—	1,923	2	—	300
2020	—	1,929	—	—	132
2021	—	1,923	—	—	—
Thereafter	—	948	—	—	—
Total	$2,946	$9,615	$106	$422	$882

Note 7. Debt

All of the Company's indebtedness is held by the Operating Partnership. AH4R itself is not directly obligated under any indebtedness, but guarantees some of the debt of the Operating Partnership. The following table presents the Operating Partnership's debt as of June 30, 2017, and December 31, 2016 (in thousands):

			Outstanding Principal Balance
	Interest Rate (1)	Maturity Date	June 30, 2017	December 31, 2016
AH4R 2014-SFR1 securitization (2)	N/A	N/A	$—	$456,074
AH4R 2014-SFR2 securitization	4.42%	October 9, 2024	499,245	501,810
AH4R 2014-SFR3 securitization	4.40%	December 9, 2024	514,824	517,827
AH4R 2015-SFR1 securitization (3)	4.14%	April 9, 2045	540,717	543,480
AH4R 2015-SFR2 securitization (4)	4.36%	October 9, 2045	469,655	472,043
Total asset-backed securitizations			2,024,441	2,491,234
Exchangeable senior notes	3.25%	November 15, 2018	115,000	115,000
Secured note payable	4.06%	July 1, 2019	49,346	49,828
Revolving credit facility (5)	2.42%	June 30, 2022	92,000	—
Term loan facility (6)	2.57%	June 30, 2022	200,000	325,000
Total debt (7)			2,480,787	2,981,062
Unamortized discount on exchangeable senior notes			(1,414)	(1,883)
Equity component of exchangeable senior notes			(3,724)	(4,969)
Deferred financing costs, net (8)			(40,946)	(51,636)
Total debt per balance sheet			$2,434,703	$2,922,574

(1)	Interest rates are as of June 30, 2017. Unless otherwise stated, interest rates are fixed percentages.

(2)	The AH4R 2014-SFR1 securitization was paid off in full during the second quarter of 2017.

(3)	The AH4R 2015-SFR1 securitization has a maturity date of April 9, 2045, with an anticipated repayment date of April 9, 2025.

(4)	The AH4R 2015-SFR2 securitization has a maturity date of October 9, 2045, with an anticipated repayment date of October 9, 2025.

(5)
The revolving credit facility provides for a borrowing capacity of up to $800.0 million, with a fully extended maturity date of June 2022, and bears interest at a LIBOR rate plus a margin ranging from 0.825% to 1.55% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.00% to 0.55%. The interest rate stated represents the applicable spread for LIBOR based borrowings as of June 30, 2017, plus 1-month LIBOR.

(6)
The term loan facility provides for a borrowing capacity of up to $200.0 million, with a maturity date of June 2022, and bears interest at a LIBOR rate plus a margin ranging from 0.90% to 1.75% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.00% to 0.75%. The interest rate stated represents the applicable spread for LIBOR based borrowings as of June 30, 2017, plus 1-month LIBOR.

(7)
The Operating Partnership was in compliance with all debt covenants associated with its asset-backed securitizations, secured note payable, revolving credit facility and term loan facility as of June 30, 2017, and December 31, 2016.

(8)
Deferred financing costs relate to our asset-backed securitizations and our term loan facility. Amortization of deferred financing costs was $3.6 million and $4.1 million for the six months ended June 30, 2017 and 2016, respectively, which has been included in gross interest, prior to interest capitalization.

Early Extinguishment of Debt

During the second quarter of 2017, the Operating Partnership paid off the outstanding principal on the AH4R 2014-SFR1 asset-backed securitization of approximately $455.4 million using proceeds from Class A common units issued in the first quarter of 2017 and available cash, which resulted in $6.6 million of charges primarily related to the write-off of unamortized deferred financing costs that were included in loss on early extinguishment of debt within the condensed consolidated statements of operations. The payoff of the AH4R 2014-SFR1 asset-backed securitization also resulted in the release of the 3,799 homes pledged as collateral and $9.4 million of restricted cash for lender requirements.

Exchangeable Senior Notes, Net

The exchangeable senior notes, which were assumed in connection with the Company's merger (the "ARPI Merger") with American Residential Properties, Inc. ("ARPI") during 2016, are senior unsecured obligations of the Operating Partnership and rank equally in right of payment with all other existing and future senior unsecured indebtedness of the Operating Partnership. The Operating Partnership’s obligations under the exchangeable senior notes are fully and unconditionally guaranteed by the Company. The exchangeable senior notes bear interest at a rate of 3.25% per annum and contain an exchange settlement feature, which provides that the exchangeable senior notes may, under certain circumstances, be exchangeable for cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock, at the option of the Operating Partnership, based on an initial exchange rate of 46.9423 shares of ARPI's common stock per $1,000 principal amount of the notes. Settlements for cash will be paid for by the Operating Partnership, while settlements for the Company's Class A common shares will be issued by AH4R with the Operating Partnership issuing an equivalent number of Class A units to AH4R. The adjusted initial exchange rate would be 53.2795 shares of the Company's common stock per $1,000 principal amount of the notes, based on the 1.135 exchange ratio of ARPI shares to the Company's shares resulting from the ARPI Merger. The current exchange rate as of June 30, 2017, was 55.0193 shares of the Company's common stock per $1,000 principal amount of the notes. The exchange rate is adjusted based on the Company's common share price and distributions to common shareholders.

As of June 30, 2017, the exchangeable senior notes, net had a balance of $109.9 million in the condensed consolidated balance sheets, which was net of an unamortized discount of $1.4 million and $3.7 million of unamortized fair value of the exchange settlement feature, which was included in general partner's common capital within the condensed consolidated balance sheets.

Credit Facilities

During 2016, the Operating Partnership entered into a $1.0 billion credit agreement, which was subsequently amended in June 2017. The amendment expanded our borrowing capacity on the revolving credit facility to $800.0 million and reduced the term loan facility to $200.0 million. The amendment also lowered our cost of borrowing and provides a more flexible borrowing structure. The interest rate on the revolving credit facility is, at the Operating Partnership’s election, a LIBOR rate plus a margin ranging from 0.825% to 1.55% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.00% to 0.55%. Borrowings under the term loan facility accrue interest, at the Operating Partnership’s election, at either a LIBOR rate plus a margin ranging from 0.90% to 1.75% or a base rate plus a margin ranging from 0.00% to 0.75%. In each case, the actual margin is determined based on the Company's credit ratings in effect from time to time. Based on current corporate ratings for LIBOR-based borrowings as of June 30, 2017, the revolving credit facility bears interest at 1-month LIBOR plus 1.20%, and the term loan facility bears interest at 1-month LIBOR plus 1.35%. The credit agreement includes an accordion feature allowing the revolving credit facility or the term loan facility to be increased to an aggregate amount not to exceed $1.75 billion, subject to certain conditions. The revolving credit facility matures on June 30, 2021, with two six-month extension options at the Operating Partnership's election upon payment of an extension fee, and the term loan facility matures on June 30, 2022. No amortization payments are required on the term loan facility prior to the maturity date. The credit agreement requires that we maintain certain financial covenants. As of June 30, 2017, and December 31, 2016, the Operating Partnership had $92.0 million and zero, respectively, of outstanding borrowings against the revolving credit facility, $200.0 million and $325.0 million, respectively, of outstanding borrowings against the term loan facility and was in compliance with all loan covenants.

Interest Expense

The following table displays our total gross interest, which includes unused commitment and other fees on our credit facilities and amortization of deferred financing costs, the discounts on the ARP 2014-SFR1 securitization and exchangeable senior notes and the fair value of the exchange settlement feature of the exchangeable senior notes, and capitalized interest for the six months ended June 30, 2017 and 2016 (in thousands):

	For the Six Months Ended
	June 30, 2017	June 30, 2016
Gross interest	$61,919	$67,453
Capitalized interest	(1,638)	(995)
Interest expense	$60,281	$66,458

Note 8. Accounts Payable and Accrued Expenses

The following table summarizes accounts payable and accrued expenses as of June 30, 2017, and December 31, 2016 (in thousands):

	June 30, 2017	December 31, 2016
Accounts payable	$897	$9
Accrued property taxes	86,164	46,091
Other accrued liabilities	26,436	31,262
Accrued construction and maintenance liabilities	13,778	9,899
Resident security deposits	74,392	70,430
Prepaid rent	21,323	19,515
Total	$222,990	$177,206

Note 9. Partner's Capital

When the Company issues common or preferred shares, the Operating Partnership issues an equivalent number of units of partnership interest of a corresponding class to AH4R, with the Operating Partnership receiving the net proceeds from the share issuances.

Class A Units

In March 2017, the Company issued 14,842,982 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering and concurrent private placement, raising gross proceeds to the Company of $336.5 million after underwriter's discount and before offering costs of approximately $0.4 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the issuance.

"At the Market" Common Share Offering Program
In November 2016, the Company established an “at the market” common share offering program under which it may issue Class A common shares from time to time through various sales agents up to an aggregate of $400.0 million. The Operating Partnership issues an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the share issuances. The program was established in order to use the net proceeds from share issuances to repay borrowings against the Operating Partnership's revolving credit and term loan facilities, to acquire and renovate single-family properties and for related activities in accordance with the Company’s business strategy, and for working capital and general corporate purposes. The program may be suspended or terminated by the Company at any time. During the six months ended June 30, 2017, the Company issued and sold 0.9 million Class A common shares for gross proceeds of $19.4 million, or $22.75 per share, and net proceeds of $19.1 million, after commissions and other expenses of approximately $0.3 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the share issuances. As of June 30, 2017, $276.6 million remained available for future share issuances under the program. In August 2017, the program was replaced with a new "at the market" common share offering program with a $500.0 million capacity (see Note 14).

Share Repurchase Program

In September 2015, the Company announced that its board of trustees approved a share repurchase program authorizing the Company to repurchase up to $300.0 million of its outstanding Class A common shares from time to time in the open market or in privately negotiated transactions. The program does not have an expiration date, but may be suspended or discontinued at any time without notice. All repurchased shares are constructively retired and returned to an authorized and unissued status. The Operating Partnership funds the repurchases and constructively retires an equivalent number of corresponding Class A units. During the six months ended June 30, 2017, the Company did not repurchase and retire any Class A common shares. During the six months ended June 30, 2016, the Company repurchased and retired 6.2 million Class A common shares, on a settlement date basis, in accordance with the program at a weighted-average price of $15.44 per share and a total price of $96.0 million. As of June 30, 2017, the Company had a remaining repurchase authorization of $146.7 million under the program.

Participating Preferred Units

As of June 30, 2017, the initial liquidation preference on the Operating Partnership's participating preferred units, as adjusted by an amount equal to 50% of the cumulative change in value of an index based on the purchase prices of single-family properties located in our top 20 markets, for all of the Operating Partnership's outstanding 5.0% Series A participating preferred units, 5.0% Series B participating preferred units and 5.5% Series C participating preferred units was $480.0 million.

Perpetual Preferred Units

During the quarter ended June 30, 2017, the Company issued 6,200,000 5.875% Series F cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $155.0 million before offering costs of approximately $5.2 million, with a liquidation preference of $25.00 per share. The Operating Partnership issued an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

In July 2017, the Operating Partnership issued 4,600,000 5.875% Series G cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $115.0 million before offering costs of approximately $4.1 million, with a liquidation preference of $25.00 per share. The Operating Partnership issued an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

Distributions

During the six months ended June 30, 2017, the Company's board of trustees declared distributions that totaled $0.10 per unit on the Class A common units, $0.63 on the 5.0% Series A participating preferred units, $0.63 on the 5.0% Series B participating preferred units, $0.69 on the 5.5% Series C participating preferred units, $0.81 on the 6.5% Series D perpetual preferred units and $0.79 on the 6.35% Series E perpetual preferred units. Distributions declared on the 5.875% Series F perpetual preferred units were for a pro-rated amount of $0.27 during the six months ended June 30, 2017. During the six months ended June 30, 2016, Company's board of trustees declared distributions that totaled $0.10 per unit on the Class A common units, $0.63 on the 5.0% Series A participating preferred units, $0.63 on the 5.0% Series B participating preferred units and $0.69 on the 5.5% Series C participating preferred units. Distributions declared on the 6.5% Series D perpetual preferred units were for a pro-rated amount of $0.17 per unit during the six months ended June 30, 2016. Distributions declared on the Series C convertible units (prior to their conversion to Class A units on February 28, 2016) were for a pro-rated amount of $0.07 per unit during the six months ended June 30, 2016. Distributions declared on the Series D convertible units totaled $0.08 per unit for the six months ended June 30, 2016, which represented 70% of distributions declared on Class A units.

Limited Partner Capital

Limited partner capital as reflected in the Operating Partnership's condensed consolidated balance sheets consists primarily of the Operating Partnership units held by former AH LLC members. Former AH LLC members owned 54,276,644, or approximately 17.3% and 18.2%, of the total 314,674,346 and 298,931,517 Class A units in the Operating Partnership as of June 30, 2017, and December 31, 2016, respectively. Limited partner capital also includes Class A units held by former ARPI employees, which were issued in connection with the ARPI Merger in February 2016. Former ARPI Class A unitholders owned 1,272,134 and 1,279,316, or approximately 0.4% of the total 314,674,346 and 298,931,517 Class A units in the Operating Partnership as of June 30, 2017, and December 31, 2016, respectively.

Noncontrolling Interest

Noncontrolling interest as reflected in the Operating Partnership's condensed consolidated balance sheets consists of the outside ownership interest in a certain consolidated subsidiary of the Operating Partnership. Income and loss allocated to the Operating Partnership's noncontrolling interest is reflected in noncontrolling interest within the condensed consolidated statements of operations.

2012 Equity Incentive Plan

The Company's employees are compensated through the Operating Partnership, including share-based compensation. When the Company issues Class A common shares under the 2012 Equity Incentive Plan (the "Plan"), the Operating Partnership issues an equivalent number of Class A units to AH4R.

During the six months ended June 30, 2017 and 2016, the Company granted stock options for 385,200 and 698,000 Class A common shares, respectively, and 174,000 and 74,100 restricted stock units, respectively, to certain employees of the Company under the Plan. The options and restricted stock units granted during the six months ended June 30, 2017 and 2016, vest over four years and expire 10 years from the date of grant.

The following table summarizes stock option activity under the Plan for the six months ended June 30, 2017 and 2016:

	Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (1) (in thousands)
Options outstanding at January 1, 2016	2,484,400	$16.22	8.0	$1,225
Granted	698,000	14.04
Exercised	(105,750)	15.92		298
Forfeited	(95,650)	16.35
Options outstanding at June 30, 2016	2,981,000	$15.71	7.9	$14,211
Options exercisable at June 30, 2016	1,117,625	$16.07	7.2	$4,934

Options outstanding at January 1, 2017	2,826,500	$15.69	7.6	$14,956
Granted	385,200	23.38
Exercised	(28,250)	15.96		196
Forfeited	(50,000)	16.38
Options outstanding at June 30, 2017	3,133,450	$16.62	7.3	$18,940
Options exercisable at June 30, 2017	1,716,000	$15.89	6.5	$11,468

(1)
Intrinsic value for activities other than exercises is defined as the difference between the grant price and the market value on the last trading day of the period for those stock options where the market value is greater than the exercise price. For exercises, intrinsic value is defined as the difference between the grant price and the market value on the date of exercise.

The following table summarizes the Black-Scholes Option Pricing Model inputs used for valuation of the stock options for Class A common shares granted during the six months ended June 30, 2017 and 2016:

	2017	2016
Weighted-average fair value	$3.82	$2.81
Expected term (years)	7.0	7.0
Dividend yield	3.0%	3.0%
Volatility	21.3%	27.4%
Risk-free interest rate	2.2%	1.5%

The following table summarizes the activity that relates to the Company's restricted stock units under the Plan for the six months ended June 30, 2017 and 2016:

	2017	2016
Restricted stock units at beginning of period	130,150	91,650
Units awarded	174,000	74,100
Units vested	(42,475)	(27,250)
Units forfeited	(10,250)	(3,550)
Restricted stock units at end of the period	251,425	134,950

For the six months ended June 30, 2017 and 2016, total non-cash share-based compensation expense related to stock options and restricted stock units was $2.1 million and $1.9 million, respectively, of which $1.2 million and $1.1 million, respectively, related to corporate administrative employees and was included in general and administrative expense and $0.9 million and $0.8 million, respectively, related to centralized and field property management employees and was included in property management expenses in the condensed consolidated statements of operations.

Note 10. Related Party Transactions

Concurrently with the Company's public offering of Class A common shares in the first quarter of 2017, the Chairman of the Company's Board of Trustees, B. Wayne Hughes, purchased $50.0 million of the Company's Class A common shares in a private placement at the public offering price. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the issuance.

Note 11. Earnings per Unit

The following table reflects the computation of net loss per common unit on a basic and diluted basis for the six months ended June 30, 2017 and 2016 (in thousands, except unit and per unit data):

	For the Six Months Ended June 30,
	2017	2016
Numerator:
Net income	$26,862	$1,275
Noncontrolling interest	39	(220)
Preferred distributions	28,869	12,981
Income allocated to limited partner	—	5,563
Numerator for loss available to common unitholders—basic and diluted	$(2,046)	$(17,049)

Denominator:
Weighted-average common units outstanding (1)	307,239,255	265,314,671

Net loss per common unit—basic and diluted	$(0.01)	$(0.06)

(1)
Total weighted-average common units for the six months ended June 30, 2017 and 2016, excludes an aggregate of 28,342,309 and 20,200,950, respectively, of participating preferred units, common units issuable upon exercise of stock options, restricted stock units and common units issuable upon conversion of our exchangeable senior notes from dilutive securities because they were antidilutive due to the net loss attributable to common unitholders in those periods.

Zero and $0.31 of net income per basic and diluted unit were allocated to Series C convertible units during the six months ended June 30, 2017 and 2016, respectively, and zero and $0.02 of net income per basic and diluted unit were allocated to Series D convertible units during the six months ended June 30, 2017 and 2016, respectively. There was no income or loss allocated to Series E convertible units during the six months ended June 30, 2017 and 2016.

Note 12. Commitments and Contingencies

As of June 30, 2017, we had commitments to acquire 354 single-family properties for an aggregate purchase price of $73.1 million and $8.9 million in land purchase commitments. As of December 31, 2016, we had commitments to acquire 203 single-family properties for an aggregate purchase price of $41.7 million and $3.9 million in land purchase commitments.

As of June 30, 2017, and December 31, 2016, we had sales in escrow for approximately 188 and 57 of our single-family properties, respectively, for aggregate selling prices of $20.1 million and $6.6 million, respectively.

We are involved in various legal and administrative proceedings that are incidental to our business. We believe these matters will not have a materially adverse effect on our financial position or results of operations upon resolution.

Note 13. Fair Value

The carrying amount of rents and other receivables, restricted cash, escrow deposits, prepaid expenses and other assets, and accounts payable and accrued expenses approximate fair value because of the short maturity of these amounts. The Operating Partnership’s participating preferred units derivative liability is the only financial instrument recorded at fair value on a recurring basis in the condensed consolidated financial statements.

Our revolving credit facility, term loan facility, asset-backed securitizations and secured note payable are also financial instruments, which are classified as Level 3 in the fair value hierarchy as they were estimated by using unobservable inputs. We estimated their fair values by modeling the contractual cash flows required under the instruments and discounting them back to their present values using estimates of current market rates. Our exchangeable senior notes are also financial instruments, which are classified as Level 2 in the fair value hierarchy as their fair value is estimated using observable inputs, based on the market value of the last trade at the end of the period.

The following table displays the carrying values and fair values of our debt instruments as of June 30, 2017, and December 31, 2016 (in thousands):

	June 30, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
AH4R 2014-SFR1 securitization	$—	$—	$456,074	$465,343
AH4R 2014-SFR2 securitization	499,245	505,623	501,810	510,941
AH4R 2014-SFR3 securitization	514,824	523,975	517,827	530,549
AH4R 2015-SFR1 securitization	540,717	547,263	543,480	553,689
AH4R 2015-SFR2 securitization	469,655	478,478	472,043	483,901
Total asset-backed securitizations (1)	2,024,441	2,055,339	2,491,234	2,544,423
Exchangeable senior notes, net (2)	109,862	151,552	108,148	142,808
Secured note payable	49,346	49,633	49,828	50,053
Revolving credit facility (3)	92,000	92,000	—	—
Term loan facility (4)	200,000	200,000	325,000	325,000
Total debt	$2,475,649	$2,548,524	$2,974,210	$3,062,284

(1)	The carrying values of the asset-backed securitizations exclude $38.6 million and $48.4 million of deferred financing costs as of June 30, 2017, and December 31, 2016, respectively.

(2)	The carrying value of the exchangeable senior notes, net is presented net of an unamortized discount.

(3)
As our revolving credit facility bears interest at a floating rate based on an index plus a spread, management believes that the carrying value of the revolving credit facility reasonably approximates fair value.

(4)
The carrying value of the term loan facility excludes $2.0 million and $3.3 million of deferred financing costs as of June 30, 2017, and December 31, 2016, respectively. As our term loan facility bears interest at a floating rate based on an index plus a spread, management believes that the carrying value of the term loan facility reasonably approximates fair value.

Valuation of the participating preferred units derivative liability considers scenarios in which the participating preferred units would be redeemed or converted into common units and the subsequent payoffs under those scenarios. The valuation also considers certain variables such as the risk-free rate matching the assumed timing of either redemption or conversion, volatility of the underlying home price appreciation index, dividend payments, conversion rates, the assumed timing of either redemption or conversion and an assumed drift factor in home price appreciation across certain metropolitan statistical areas, or MSAs, as outlined in the agreement.

The following tables set forth the fair value of the participating preferred units derivative liability as of June 30, 2017, and December 31, 2016 (in thousands):

	June 30, 2017
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Participating preferred units derivative liability	$—	$—	$76,860	$76,860

	December 31, 2016
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Participating preferred units derivative liability	$—	$—	$69,810	$69,810

The following tables present changes in the fair values of our Level 3 financial instruments that are measured on a recurring basis with changes in fair value recognized in remeasurement of participating preferred units in the condensed consolidated statements of operations for the six months ended June 30, 2017 and 2016 (in thousands):

Description	January 1, 2017	Conversions	Remeasurement included in earnings	June 30, 2017
Liabilities:
Participating preferred units derivative liability	$69,810	$—	$7,050	$76,860

Description	January 1, 2016	Conversions	Gain and remeasurement included in earnings	June 30, 2016
Liabilities:
Contingently convertible Series E units liability	$69,957	$(58,494)	$(11,463)	$—
Participating preferred units derivative liability	$62,790	$—	$450	$63,240

Changes in inputs or assumptions used to value the participating preferred units derivative liability may have a material impact on the resulting valuation.

Note 14. Subsequent Events

Credit Facilities

From July 1, 2017, through September 18, 2017, the Operating Partnership paid down $92.0 million on our revolving credit facility, resulting in no outstanding borrowings under our revolving credit facility as of September 18, 2017.

Class A Unit Issuances

In August 2017, the Company issued 13,800,000 Class A common shares of beneficial interest, $0.01 par value per share, in an underwritten public offering, raising gross proceeds of $312.0 million before offering costs of approximately $9.2 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the issuance.

"At the Market" Common Share Offering Program
In August 2017, the Company established a new “at the market” common share offering program, which replaced the previous program, under which the Company may issue Class A common shares from time to time through various sales agents up to an aggregate of $500.0 million. The Company may suspend or terminate the program at any time. From July 1, 2017, through September 18, 2017, the Company issued 1.2 million Class A common shares under the previous program for gross proceeds of $26.9 million, or $22.73 per share, and net proceeds of $26.5 million, after commissions and other expenses of approximately $0.4 million. The Operating Partnership issued an equivalent number of corresponding Class A units to AH4R in exchange for the net proceeds from the share issuances. As of September 18, 2017, $500.0 million remained available for future share issuances under the "at the market" program.

Perpetual Preferred Unit Issuances

In July 2017, the Company issued 4,600,000 5.875% Series G cumulative redeemable perpetual preferred shares in an underwritten public offering, raising gross proceeds of $115.0 million before offering costs of approximately $4.1 million, with a liquidation preference of $25.00 per share. The Operating Partnership issued an equivalent number of the same class of perpetual preferred units to AH4R in exchange for the net proceeds from the share issuance.

Declaration of Distributions

On August 3, 2017, the Company's board of trustees declared quarterly distributions of $0.05 per Class A common unit payable on September 29, 2017, to unitholders of record on September 15, 2017. Additionally, the Company's board of trustees also declared quarterly distributions of $0.31 per unit on the 5.0% Series A participating preferred units payable on September 29, 2017, to unitholders of record on September 15, 2017, $0.31 per unit on the 5.0% Series B participating preferred units payable on September 29, 2017, to unitholders of record on September 15, 2017, $0.34 per unit on the 5.5% Series C participating preferred units payable on September 29, 2017, to unitholders of record on September 15, 2017, $0.41 per unit on the 6.5% Series D perpetual preferred units payable on September 29, 2017, to unitholders of record on September 15, 2017, $0.40 per unit on the 6.35% Series E perpetual preferred units payable on September 29, 2017, to unitholders of record on September 15, 2017, $0.37 per unit on the 5.875% Series F perpetual preferred units payable on September 29, 2017, to unitholders of record on September 15, 2017, and $0.30 per unit on the 5.875% Series G perpetual preferred units payable on September 29, 2017, to unitholders of record on September 15, 2017.

Hurricanes Harvey and Irma

In August 2017, Hurricane Harvey caused storm-related damage and flooding in the Houston market area where the Operating Partnership owns approximately 3,200 houses. The Operating Partnership is currently assessing the extent of the damage to our homes. In September 2017, Hurricane Irma may have damaged properties that the Operating Partnership owns in certain of our markets in the Southeast area, but the Operating Partnership has not yet been able to determine the scope or potential damages. The Operating Partnership’s property and casualty insurance policies cover flood and wind damage and business interruption costs, subject to deductibles and limits.